Exhibit 99.1

Ariba Reports Results for the Second Quarter of Fiscal Year 2004

Strategic Acquisitions, New Products, New Customers

Extend Company’s Leadership in Enterprise Spend Management

SUNNYVALE, Calif., April 27, 2004 — Ariba, Inc. (Nasdaq: ARBA), the leading Enterprise Spend Management (ESM) solutions provider, today announced results for the quarter ended March 31, 2004.

Quarterly Results

Revenues for the second quarter of fiscal 2004 were $56.0 million, as compared to $59.3 million for the second quarter of fiscal 2003. Software license revenues for the quarter were $15.9 million, as compared to $27.7 million for the second quarter of fiscal 2003, while maintenance and service revenues for the quarter were $40.1 million, as compared to $31.5 million for the second quarter of fiscal 2003. Net loss for the second quarter of fiscal 2004 was $831,000, or $0.00 per share. Net loss for the second quarter of fiscal 2003 was $51.6 million, or $0.19 per share.

“This was an important quarter for Ariba,” said Bob Calderoni, president and CEO, Ariba, Inc. “We continued to build capabilities that will reinforce our position as the market leader for Enterprise Spend Management solutions. The acquisitions of Alliente and Softface, coupled with our announcement of three new products, provide us with the broadest technology platform in the market, while we expect our pending merger with FreeMarkets to provide us with the deepest services expertise in the market.”

Key Acquisitions Announced During the Quarter

Since January, Ariba has announced or completed acquisitions intended to enhance its Spend Management offerings in three critical areas. In January, Ariba acquired procurement business process outsourcing (BPO) provider Alliente, and in April it acquired spend data classification and enrichment market leader Softface. Ariba’s pending merger with strategic sourcing market leader FreeMarkets was announced in January 2004 and is targeted to close in June, subject to regulatory and stockholder approvals.

New Solutions Extend Spend Management to the Frontlines

In addition to the acquisitions, Ariba announced three new spend management solutions this quarter: Ariba Contract Workbench™, Ariba Category Procurement™, and Ariba Settlement™.

•	Ariba Contract Workbench expands Ariba’s footprint to enable complete automation of the contract lifecycle – reducing cycle times, enhancing collaboration capabilities and contract visibility, and standardizing contract language.

•	Ariba Category Procurement enables companies to manage the requisition-to-pay lifecycle for complex spend categories – such as temporary labor, consulting, print, and marketing – that require highly interactive buying processes, variable pricing, and time card and service receipt management. By facilitating these processes, the tool enhances contract compliance, allows for greater spend visibility, and accelerates cycle times.

•	Ariba Settlement is an invoicing solution that assists with payment terms and discount handling, payment schedules, status visibility and electronic disbursement on the Ariba Supplier Network™, as well as forecast and discount analysis, and vendor self service and payment profile synchronization.

Ariba Spend Management solutions also include Ariba Buyer™, Ariba Analysis™, Ariba Contracts™, Ariba Invoice™, Ariba Category Management™, Ariba Enterprise Sourcing™ and Ariba Supplier Performance Management™.

New Customers Select Ariba Spend Management Solutions

The company added five new customers in the second quarter, with wins against major ERP vendors as well as best-of-breed specialists. Notable new customers include Genzyme Corporation, a world leader in biotechnology, and BNP Paribas, the most profitable bank in continental Europe. Genzyme selected Ariba Buyer and Ariba Enterprise Sourcing as part of a strategic initiative to drive down procurement costs, establish new process efficiencies, automate procurement and sourcing, establish advantageous pricing and renegotiate contracts on a global basis. BNP Paribas focused on the sourcing components of Ariba’s solution, purchasing Ariba Analysis, Ariba Enterprise Sourcing, Ariba Category Management, and Ariba Supplier Performance Management to identify global savings opportunities, improve buyer productivity, standardize processes, drive process cycle time reductions, and proactively manage supplier improvement.

Existing Customers Expand Investment

Existing Ariba customers expanded their investment in Ariba solutions during the March quarter. In North America, customers adding new Ariba solutions included Goodyear, the world’s leading tire manufacturer, KeyCorp, one of the U.S.’s largest bank-based financial services companies, ThePNC Financial Services Group, a best-in-class financial services company, and ING Americas, a division of leading global financial institution, ING Groep. In Europe, world-leading financial services company, Credit Suisse, and the second largest airport operator in the U.K., Manchester Airports Group, were among those customers adding to their Ariba Spend Management solution.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT to discuss the quarterly results. To join the call, please dial (800) 891-2713 or (706) 634-5558. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available approximately 8:00 p.m. EDT today through May 5, 2004 by dialing (800) 642-1687 or (706) 645-9291 and entering ID #: 6656427.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba representatives can be contacted at (650) 390-1000 or through the company’s website at www.ariba.com.

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of legal proceedings relating to the restatement of our financial statements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatements; the impact of acquiring Alliente and entering into an agreement to acquire FreeMarkets, including the disruption or loss of customer, business partner, supplier or employee relationships; the level of costs and expenses incurred by Ariba as a result of such transactions; and the level of professional fees and expenses incurred by Ariba in connection with its previously disclosed accounting review and associated regulatory and litigation proceedings. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K/A filed January 28, 2004 and in its Form S-4/A filed April 2, 2004.

Investor Contact:	John Ederer, (650) 390-2742 or jederer@ariba.com
Media Contact:	Ingrid Bell, (650) 390-4204 or ibell@ariba.com

— Financial Tables to Follow —

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	September 30, 2003
ASSETS

Cash and cash equivalents	$65,120	$70,819
Short-term investments	47,345	56,323
Restricted cash	35,302	1,123
Accounts receivable, net	13,208	8,669
Prepaid expenses and other current assets	12,635	10,747

Total current assets	173,610	147,681
Property and equipment, net	19,887	21,767
Long-term investments	69,661	78,329
Restricted cash, less current portion	27,312	28,579
Goodwill, net	188,598	181,033
Other intangible assets, net	1,024	—
Other assets	2,188	1,741

Total assets	$482,280	$459,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$12,153	$10,767
Accrued compensation and related liabilities	22,031	26,674
Accrued liabilities	77,173	35,513
Restructuring obligations	10,423	13,764
Deferred revenue	51,345	57,470
Other long-term liabilities	43	—

Total current liabilities	173,168	144,188
Restructuring obligations, less current portion	28,424	34,112
Deferred revenue, less current portion	31,112	43,954

Total liabilities	232,704	222,254

Minority interests	21,225	20,019

Stockholders’ equity:
Common stock	548	540
Additional paid-in capital	4,510,661	4,500,974
Deferred stock-based compensation	(4,765)	(314)
Accumulated other comprehensive income	3,846	2,856
Accumulated deficit	(4,281,939)	(4,287,199)

Total stockholders’ equity	228,351	216,857

Total liabilities and stockholders’ equity	$482,280	$459,130

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenues:
License	$15,940	$27,749	$34,616	$58,198
Maintenance and service	40,068	31,525	74,123	62,805

Total revenues	56,008	59,274	108,739	121,003

Cost of revenues	16,249	14,209	29,177	27,932

Gross profit	39,759	45,065	79,562	93,071

Operating expenses:
Sales and marketing	25,289	20,532	42,828	41,121
Research and development	12,844	13,874	25,121	27,832
General and administrative	5,401	13,769	9,944	20,833
Amortization of other intangible assets	76	47,787	76	113,464
Stock-based compensation	838	1,197	868	1,472
Restructuring and lease abandonment costs	(2,397)	—	(2,397)	—

Total operating expenses	42,051	97,159	76,440	204,722

Income (loss) from operations	(2,292)	(52,094)	3,122	(111,651)
Other income, net	953	1,564	1,771	3,325

Net income (loss) before income taxes	(1,339)	(50,530)	4,893	(108,326)
Provision (benefit) for income taxes	(255)	105	(527)	443
Minority interests in net income (loss) of consolidated subsidiaries	(253)	948	160	1,476
Net income (loss)	$(831)	$(51,583)	$5,260	$(110,245)

Net income (loss) per share—basic	$0.00	$(0.19)	$0.02	$(0.42)

Weighted average shares used in computing net income (loss) per share—basic	271,878	265,247	270,938	264,650

Net income (loss) per share—diluted	$0.00	$(0.19)	$0.02	$(0.42)

Weighted average shares used in computing net income (loss) per share—diluted	271,878	265,247	277,678	264,650